Exhibit 2.6

STATEMENT OF DESIGNATIONS

OF

OceanPal Inc.
Reg. No. 108815

Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

NON RESIDENT	DUPLICATE COPY

The original of this Document was

FILED ON

March 20, 2023

/s/ Charisma Tompkins
Charisma Tompkins
Deputy Registrar

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES
AND PRIVILEGES OF SERIES E PREFERRED STOCK OF
OCEANPAL INC.

OCEANPAL INC., a Company organized and existing under the Business Corporations Act (the “BCA”) of the Republic of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof and the Company’s Amended and Restated Articles of Incorporation, does hereby certify:

The Board of Directors of the Company has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Company’s Amended and Restated Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Company designated as “Series E Preferred Stock.”

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series E Preferred Stock”. The Series E Preferred Stock shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially be 10,000, which number the Board may increase or decrease (but not to less than the number of shares of Series E Preferred Stock then outstanding) from time to time.

Section 2. Reserved.

Section 3. Dividends and Distributions. The Series E Preferred Stock shall not have dividend or distribution rights.

Section 4. Voting Rights. The Holders of shares of Series E Preferred Stock shall have the following voting rights:

(a)Each share of Series E Preferred Stock shall entitle the Holder thereof to twenty five thousand (25,000) votes on all matters submitted to a vote of the stockholders of the Company, provided however, that, prior to any Series B Preferred Shares Event and not notwithstanding any other provision of this Statement of Designation, to the extent that the total number of votes one or more Holder of Series E Preferred Stock or any Related Party or wholly-owned entity of such Holder, is entitled to vote by virtue of such Series E Preferred Stock shall not exceed 15.0% of the total number of votes eligible to be cast on such matter, and, provided further, that to the extent that the total number of votes one or more Holders of Series E Preferred Stock or any Related Party or wholly-owned entity of such Holder is entitled to vote, (including any voting power of such Holders derived from Series E Preferred Stock, shares of Common Stock or any other voting security of the Company issued and outstanding as of the date hereof or that may be issued in the future) on any matter submitted to a vote of stockholders of the Company exceeds 15.0% of the total number of votes eligible to be cast on such matter, the total number of votes that Holders of Series E Preferred Stock may exercise derived from such Series E Preferred Stock shall be automatically reduced, but to not less than nil, so that the aggregate number of votes derived from the Series E Preferred Stock that such Holder, or any Related Party or wholly-owned entity of such Holder, that may be cast by Holders of Series E Preferred Stock on such matter submitted to a vote of stockholders shall not be greater than 15.0% of the total number of votes eligible to be cast on such matter. For the avoidance of doubt, the 15.0% limitation set forth in this paragraph shall terminate upon the occurrence of a Series B Preferred Stock Event.

(b)Except as otherwise provided herein or by law, the Holders of Series E Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c)Except as required by law, Holders of Series E Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5. Transfer Restrictions. The shares of Series E Preferred Stock shall not be transferable by any Holder except to a Related Party or wholly-owned entity of such Holder or Related Party without the prior written consent of the Company.

Section 6. Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors of the Company, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation of the Company, as then amended.

Section 7. Liquidation, Dissolution or Winding Up. The shares of Series E Preferred Stock shall have no liquidation rights upon any liquidation, dissolution or winding up of the Company.

Section 8. Consolidation, Merger, etc. In case where the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series E Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 9. No Redemption. The shares of Series E Preferred Stock shall not be redeemable.

Section 10. Amendment. The Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series E Preferred Stock so as to affect them adversely without the affirmative vote of the Holders of a majority of the outstanding shares of Series E Preferred Stock, voting separately as a class.

Section 11. Definitions. As used herein with respect to the Series E Preferred Stock:

“Affiliate” means, in regard to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Company, as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation

“BCA” has the meaning set forth in the introductory paragraph of this Statement of Designation

“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks in New York City are authorized or required by law to close.

“Conversion Price” means the 10-Trading Day trailing VWAP of the Common Stock, subject to adjustment as contemplated in Section 13(a) hereof.

“Company” has the meaning set forth in the introductory paragraph of this Statement of Designation.

“Effective Price” of shares of Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Section 13(a)(iii) hereof, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Section 13(a)(iii) hereof, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“Excluded Shares” means any shares of Common Stock issued or issuable by the Company: (A) to directors, officers, employees and consultants under any stock incentive plan or similar plan or arrangement approved by the Board of Directors; (B) in respect of a conversion of the Series E Preferred Stock in accordance herewith; (C) pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the shares of Common Stock of the Company; or (D) pursuant to a transaction that the Holder agrees shall be deemed to be an issuance of Excluded Shares.

“Fair Market Value” means the 10-Trading Day trailing VWAP of the Common Stock (as adjusted to take into account any offering expenses, such as underwriting discounts and expenses (but not including discounts to the VWAP), that are customary for the type of offering being conducted by the Company)

“Holder” means the Person in whose name the Series E Preferred Stock is registered on the stock register of the Company maintained by the Registrar and Transfer Agent.

“Original Issue Date” means the first date on which the first Series E Preferred Stock is issued and outstanding.

“Person” means a legal person, including any individual, Company, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or entity.

“Preferred Stock” means any of the Company’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, over shares of the Common Stock.

“Preferred Shares” means any of the Company’s preferred stock, par value $0.01 per share, however designated, which entitles the holder thereof to one or more preferences over shares of the Company’s Common Stock.

“Related Party” of any persons means such person’s immediate family member or lineal descendent.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock having the terms set forth in the Statement of Designation filed with the Registrar of Corporations of the Republic of the Marshall Islands on November 29, 2021.

“Series B Preferred Stock Event” means either (i) the cancellation of all Series B Preferred Stock of the Company or (ii) the transfer for all of the Series B Preferred Stock of the Company in accordance with the terms of Section 5 of the Series B Preferred Stock Statement of Designation.

“Statement of Designation” means this Statement of Designation relating to the Series E Preferred Stock, as it may be amended from time to time in a manner consistent with this Statement of Designation, the Articles of Incorporation and the BCA.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“VWAP” means volume-weighted average price of the Common Stock.

For all purposes relevant to this Statement of Designation: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;” all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events; and, except as otherwise set forth in this Statement of Designation, if any event under this Statement of Designation occurs on a day that is not a Business Day, such event shall be deemed to occur on the first Business Day after such date.

Section 12. Fractional Shares. Series E Preferred Stock may not be issued in fractional shares.

Section 13. Conversion in the Event of a Series B Preferred Stock Event. The Series E Preferred Stock shall not be convertible into Common Stock or other of the Company’s securities and shall not have exchange rights or be entitled or subject to any preemptive or similar rights, except in the event of a Series B Preferred Stock Event and in the manner set out in this Section 13. Commencing at any time after a Series B Preferred Stock Event, the Series E Preferred Stock may be converted, at the election of the Holder, in whole or in part, into shares of Common Stock determined by dividing the stated value of $1,000 of each share of Series E Preferred Stock by the then applicable Conversion Price, subject to customary adjustment in the event of a subdivision, split or combination of the outstanding Common Stock.

(a)Adjustment of Conversion Price as Result of Certain Corporate Actions. The Conversion Price in effect at any time shall be adjusted as follows:

(i)If the Company shall, at any time or from time to time, effect a subdivision or split of the outstanding Common Stock, the Conversion Price in effect immediately before such subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination of the outstanding Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 13(a)(i) shall become effective at the close of business on the date of the applicable subdivision, split or combination.

(ii)In the event that the Company shall, at any time or from time to time, make or issue to all holders of shares of Common Stock, a dividend or other distribution payable in shares of Common Stock, then the Conversion Price in effect shall be decreased as of the time of such issuance in accordance with the following formula:

O
C1 =	C x	----------------
O + N

where:

C1 =	The adjusted Conversion Price.

C =	The current Conversion Price.
O =	The number of shares of Common Stock outstanding immediately prior to the applicable issuance.
N =	The number of additional shares of Common Stock issued in payment of such dividend or distribution.

(iii)In the event that the Company shall, at any time or from time to time, offer shares of Common Stock (other than Excluded Shares) in a non-public offering (or in a public offering in which more than 50% of such public offering is subscribed to by Affiliates of the Company) in which the Common Stock is sold at a price less than Fair Market Value, then the Conversion Price shall be reduced (but not increased) to an amount determined by multiplying the Conversion Price by a fraction (x) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined in the following sentence) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received or deemed received by the Company for the total number of additional shares of Common Stock so issued would purchase at such then-existing Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined in the following sentence) immediately prior to such issue or sale plus the total number of additional shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (I) the number of shares of Common Stock outstanding, (II) the number of shares of Common Stock into which the then-outstanding Series E Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (III) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and Convertible Securities outstanding on the day immediately preceding the given date. In addition, any issuance of additional Series E Preferred Stock shall not cause an adjustment of the Conversion Price under this Section 13(a)(iii).

An adjustment made pursuant to this Section 13(a)(iii) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

For the purpose of making any adjustment required under this Section 13(a)(iii), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors; provided, however, that to the extent the Board of Directors determines the fair value of property other than cash is equal to or exceeds $1,000,000, then the Company shall have such property appraised by a qualified independent appraiser, whose valuation shall conclusively determine the value, and (C) if shares of Common Stock, Convertible

Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such shares of Common Stock, Convertible Securities or rights or options.

For the purpose of the adjustment required under this Section 13(a)(iii), if the Company issues or sells (x) Preferred Shares or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock other than Excluded Shares (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities (other than Excluded Shares) and if the Effective Price of such shares of Common Stock is less than the Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti- dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly. No holder of Common Stock which was previously issued upon conversion of Series E Preferred Stock shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this paragraph.

(iv)Anything herein to the contrary notwithstanding, no adjustment will be made to the Conversion Price by reason of the issuance of Common Stock upon the conversion of Series E Preferred Stock or the exercise of any such rights or options.

(b)Corporate Events. Prior to the consummation of any transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, including a reclassification, exchange, substitution or reorganization (a “Corporate Event”), the Company shall make appropriate provision to ensure that each Holder will thereafter have the right to receive upon a conversion of all the Series E Preferred Stock held by such Holder following the occurrence of a Series B Preferred Stock Event, such securities and other assets (including cash) that such Holder would have been entitled to receive had such Holder converted its Series E Preferred Stock into Common Stock immediately prior to the consummation of such Corporate Event. The provisions of this Section 13(b) shall apply similarly and equally to successive Corporate Events.

(c)Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series E Preferred Stock.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then Fair Market Value of such fractional shares. Before any Holder of Series E Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any Transfer Agent for the Series E Preferred Stock, and shall give written notice to the Company at such office that such Holder is converting the same; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless either the certificates evidencing such Series E Preferred Stock are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such Holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid (or the applicable book-entry account shall be created and/or noted as credited with such shares of Common Stock) and a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any accrued and unpaid cash dividends on the converted Series E Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of Series E Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)Reservation of Stock Issuable Upon Conversion. The Company shall at all times after the Original Issue Date, reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Statement of Designation or the  Articles of Incorporation.

(e)Treasury Stock. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held, directly or indirectly, by or for the account of the Company. The disposition of such shares of Common Stock shall be deemed a sale for the purpose of Section 13(a)(iii) hereof.

(f)Other Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 13 but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment to the Conversion Price so as to protect the rights of the Holders of the Series E Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 13.

Section 14. Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each Holder at its last address as it shall appear upon the books and records of the Company at least ten (10) calendar days prior to the applicable record or effective date thereinafter specified.

Section 15. Severability. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Statement of Designations is executed on behalf of the Company by its Chief Executive Officer on this 20th day of March 2023.

By:

/s/ Robert perri
Name:	Robert Perri
Title:	Chief Executive Officer